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Exhibit 10.49

SUPPLY AGREEMENT

        This agreement sets forth the terms of the Supply Agreement between MRS. FIELDS' ORIGINAL COOKIES, INC. ("Buyer") and COUNTRYSIDE BAKING COMPANY, INC. ("Seller"), relating to the purchase by Buyer, and the sale by Seller, of cookie dough and other bakery products, having the item codes and names listed on attached Exhibit A, and "new bakery products" designated as such under Paragraph 4 below (collectively, "Products").

        1.     Minimum Annual Purchase and Sale of the Products. Buyer agrees to buy, and Seller agrees to sell, an amount not less than 15,000,000 pounds of the Products during each of calendar years 2003 (proration), 2004, 2005 and 2006 (the "Term").

        2.     (a)    Distributor Purchases. Distributors designated by Buyer, who are approved by Seller and who meet Seller's normal standards of creditworthiness ("Approved Distributors"), may order and purchase the Products and otherwise act on Buyer's behalf pursuant to this Supply Agreement. Any such Approved Distributor purchases, or any purchases by or on behalf of Buyer's franchisees or licensees shall be governed by the terms of this Supply Agreement (except to the extent inconsistent with any separate agreement between Seller and any such franchisee or licensee) and shall be counted towards Buyer's minimum annual purchase obligation under Paragraph 1. Buyer hereby represents and warrants to Seller that Buyer is representing, and acting as an agent for, Buyer's franchisees and the Approved Distributors in the negotiation of the terms and conditions of this Supply Agreement and that Buyer has the right under its franchise agreements with its franchisees and under its agreements with the Approved Distributors to act in such agency capacity.

          (b)   Distribution Costs. Should a Force Majeure Event (as defined in Section 21(a)) occur which affects the cost of transportation, Seller is entitled to recalculate the freight costs and adjust the conversion costs accordingly.

        3.     (a)    Price. The price to be paid for the Products shall be an amount equal to the Total Price ($ per lb.) as listed on the attached Exhibit A, adjusted as may be provided in Paragraphs 3(b) through 3(d) below.

          (b)   Commodity Items—Price Adjustment. Commodity Items are listed in Exhibit B and include bagged flour, bagged sugar, eggs, chocolate, butter, nuts, oil and packaging ("Commodity Items"). Price standards for Commodity Items will be set at the beginning of each calendar year during the term of this Supply Agreement based on a forecasted average annual cost ("Commodity Standards"). These Commodity Standards will be evaluated quarterly and adjusted to market conditions. At the end of each quarter, an average of actual purchase costs paid during the quarter will be tallied against the standard. If there is a variance (positive or negative) between the average of actual purchase costs paid during the quarter and the standard, then Buyer or Seller, as the case may be, shall remit such variance to the other party within thirty (30) days of the end of the quarter.

          (c)   Other Items—Price Adjustment. Raw material, freight and packaging costs for other items not listed on Exhibit B will be adjusted by the Seller at the end of each calendar year and applied to Products purchased in the following year as follows:

        All ingredients, freight and packaging (except for Commodity Items listed in 3(b) and Exhibit B shall be adjusted to a standard cost which is derived by using the last actual cost of each such item paid by Seller for the item. The cost will be used for the subsequent calendar year.

          (d)   Price Rebates. At the end of each calendar quarter, Seller shall rebate to Buyer [CONFIDENTIAL]1 for each pound of Product sold by Seller to Buyer or any Approved Distributor or franchisee of Buyer during the calendar quarter (the "Price Rebates").

        1 Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

        4.     New Bakery Products. If compatible with the normal operation of Seller's business, Seller may agree, in its sole discretion, to manufacture any new bakery products designated as such by Buyer (whereupon they will be deemed "Products" for all purposes under this agreement) pursuant to the directions, formulations and recipes communicated by Buyer to Seller. Seller's obligation to supply new bakery products to Buyer under this Paragraph 4 is subject to agreement between Buyer and Seller on the initial price to be charged Buyer for the same. For purposes of computing the price to be paid by Buyer under Paragraph 3, such initial price shall be deemed to be the price as if listed on attached Exhibit A. Seller agrees to cooperate and offer reasonable assistance to Buyer in the development of new bakery products, provided in each case that Buyer agrees to compensate Seller for costs incurred.

        5.     Quantities and Orders.

          (a)   Buyer shall, prior to September 30 of each calendar year during the term, furnish Seller with a schedule forecasting monthly estimated quantities of the specific Products to be purchased by Buyer during the following calendar year.

          (b)   Buyer or its designated representative shall submit an order to Seller on or prior to Wednesday of each week for Products to be produced by Seller during the following week. Each order shall be for a minimum of one batch of the Products ordered, and shipping instructions shall correspond with the regional delivery schedule provided from time to time by Seller. Seller shall confirm, in writing, receipt of each order.

        6.     Delivery. Seller shall use commercially reasonable efforts to ship Products ordered by Buyer pursuant to Paragraph 5(b) hereof such that the Products are delivered to the destination designated by Buyer by the dates specified for delivery, except that the date specified for delivery shall allow for normal transportation delays. Seller shall notify Buyer in writing of the date on which Products ordered have been shipped and all related shipping information. Delivery of products shall be C.I.F. the destination (within the 48 contiguous states) designated by Buyer in the notice given pursuant to Paragraph 5(b), unless Buyer, an Approved Distributor or franchisee of Buyer elects to pick up the Products F.O.B. Seller's plant. Seller shall ship Products in refrigerated containers at a core product temperature not to exceed ten (10) degrees F.

        7.     Payment. The price for the Products shall be payable net cash within 20 days from the date of invoice or shipment, whichever is earlier. Buyer or its representative may dispute any invoice in good faith as long as Buyer or its representative shall pay all undisputed amounts in a timely manner. Buyer or its representative shall pay interest on all overdue accounts at the lesser of (1) the "Prime Rate" (or any successor rate) as then published in the Wall Street Journal plus 1% or (ii) the highest applicable legal rate (the "Penalty Rate").

        8.     Sale of Products to Others. Seller will not sell or offer to sell the Products or any bakery items produced from the Licensed Trade Secrets (as hereinafter defined) or derived therefrom to any persons, entities or parties other than Buyer or any designee of Buyer. Nothing in this Supply Agreement shall be construed to limit Setter's right to sell to other customers items which are of a similar type to the Products, but which do not use the Licensed Trade Secrets in their manufacture, production formulation or otherwise.

        9.     Purchase of Supplies. If Seller acquires raw materials or supplies which are unique to the production of Products and which are not customarily used in the production of other bakery items by Seller (the "Supplies), and the Supplies are not used in the production of Products ordered by Buyer during the shelf life of the Supplies, and the Supplies cannot be used by Seller in the manufacture of other bakery items in the normal course of Seller's business, Buyer shall pay to Seller the actual costs of the Supplies not used by Seller and all expenses incurred by Seller in the storage and any disposal thereof. In addition, if Seller has produced Products to fill an order received from Buyer pursuant to Paragraph 5(b) hereof, and Buyer does not call for delivery of the same before the expiration of the shelf life thereof, Seller shall destroy the same and invoice Buyer for the price with respect thereto.

        10.   Duty to Examine. Upon receipt of the Products at their destination, Buyer shall examine the Products for impurities, damage, spoilage and any and all other defects to such Products. Promptly upon discovery thereof by Buyer, but in any event not later than thirty (30) days after receipt, Buyer shall notify Seller of any Products which are damaged, defective, opened or improperly packaged. If Buyer has previously paid for defective Products, Buyer shall be entitled to a refund of the portion of the Price attributable to such defective Products within ten (10) days after the notice of the defect, unless the same is disputed by Seller in good faith, except that if the amount to be refunded does not exceed $1,000, such amount shall be a credit against the next invoice. Seller shall pay Buyer interest on all overdue accounts calculated at the Penalty Rate. If requested by Seller, Buyer shall promptly return defective Products to Seller at Seller's expense. Buyer further agrees to take reasonable steps at Seller's expense, for a period not to exceed ten (10) days after notice to Seller of the defect, to preserve the rejected Products pending Seller's instructions.

        11.   Replacement of Damaged Goods. If Seller discovers, upon examination pursuant to Paragraph 10 hereof, that any of the Products delivered to Buyer are spoiled, damaged or otherwise defective, Buyer shall have the right to require Seller to replace such defective Products, provided that at least five (5) percent (by price) of the total shipment of Products is spoiled, damaged or otherwise defective. If Buyer so elects to have such Products replaced, the shipment of any replacement products will be effected within seventy-two (72) hours (or three working days, if later). Seller shall, if requested by Buyer, cause such replacement Products to be delivered to Buyer, at Seller's expense, by the most rapid means of commercially feasible ground transportation available.

        12.   Rotation of Finished Products. Seller agrees to rotate all finished Products stored by Seller after production on a "first in-first out" basis.

        13.   License. For purposes of this Supply Agreement, "Licensed Trade Secrets" means all transferable techniques, processes, methods of production and know-how provided to Seller by Buyer uniquely pertaining to and necessary for use in relation to the formulation, composition and production of Products. Information which was already in the possession of Seller, but which was not obtained in connection with this transaction or past transactions with Buyer; information which is or becomes publicly available without breach of (i) this Supply Agreement, (ii) any agreement or instrument with Buyer to which Seller is a party or beneficiary, or (iii) any duty owed Buyer by Seller or any other subsidiary of Seller; information which is given to or made available to Seller by a third party who has a lawful right to disclose such information to Seller; or information which is developed by Seller without reference to the Licensed Trade Secrets, shall be excluded from the definition of Licensed Trade Secrets. Buyer hereby grants to Seller, and Seller accepts from Buyer, a non-exclusive license to employ the Licensed Trade Secrets solely for the purpose of producing the Products for sale to Buyer and designees of Buyer.

        14.   Confidentiality.

          (a)   Seller understands that the Licensed Trade Secrets disclosed to Seller under this Supply Agreement are secret, proprietary and of value to Buyer, which value may be impaired if the secrecy of such information is not maintained. Seller will take reasonable security measures to preserve and protect the secrecy of the Licensed Trade Secrets. Seller agrees to hold the Licensed Trade Secrets in confidence and not to disclose any of the Licensed Trade Secrets, either directly or indirectly, to any person or entity, including any subsidiary or affiliate of Seller (or any director, officer, or employee thereof) during the term of this agreement or at any time within five (5) years following the expiration or termination hereof, except that Seller may disclose the Licensed Trade Secrets to its key officers and employees to whom disclosure is necessary for the manufacture of the Products pursuant to this Supply Agreement. Seller shall exercise such other reasonable precautions to protect and safeguard the secrecy of the Licensed Trade Secrets except that Seller shall not be required to employ any more stringent measures than it employs in connection with protection of its own confidential information. Notwithstanding the foregoing, Seller's obligations under this Paragraph 14 shall not apply to the extent Seller is requested or required to disclose any Licensed Trade Secrets pursuant to applicable law, regulation, rule, subpoena or other legal process.

          (b)   For purposes of this Supply Agreement, "Confidential Information" shall mean certain proprietary, non-public information with respect to Seller's business such as, but not limited to, all transferable techniques, processes, methods of production, formulae, recipes, know-how, trade secrets, production capabilities, devices, inventions, equipment, and facilities disclosed or provided to Buyer by Seller in connection with this Supply Agreement. Information which was already in the possession of Buyer, but which was not obtained in connection with this transaction or past transactions with Seller; information which is or becomes publicly available without breach of (i) this Supply Agreement, (ii) any agreement or instrument with Seller to which Buyer is a party or beneficiary, or (iii) any duty owed Seller by Buyer or any other subsidiary, Approved Distributor or franchisee of Buyer; information which is given to or made available to Buyer by a third party who has a lawful right to disclose such information to Buyer; or information which is developed by Buyer without reference to the Confidential Information, shall be excluded from the definition of Confidential Information. Buyer understands that the Confidential Information disclosed or provided to Buyer under this Supply Agreement is secret, proprietary and of value to Seller, which value may be impaired if the secrecy of such information is not maintained. Buyer will take reasonable security measures to preserve and protect the secrecy of the Confidential Information. Buyer agrees to hold the Confidential Information in confidence and not to disclose any of the Confidential Information, either directly or indirectly, to any person or entity, including any subsidiary, affiliate, Approved Distributor or franchisee of Buyer (or any director, officer, or employee thereof) during the term of this agreement or at any time within five (5) years following the expiration or termination hereof, except that Buyer may disclose the Confidential Information to its key officers and employees with an absolute need to know as contemplated under this agreement. Buyer shall exercise such other reasonable precautions to protect and safeguard the secrecy of the Confidential Information except that Buyer shall not be required to employ any more stringent measures than it employs in connection with protection of its own confidential information. Notwithstanding the foregoing, Buyer's obligations under this Paragraph 14 shall not apply to the extent Buyer is requested or required to disclose any Confidential Information pursuant to applicable law, regulation, rule, subpoena or other legal process.

        15.   Representations and Warranties of Seller. Seller represents, warrants and agrees as follows:

          (a)   Conformity with Specifications. The Products will be manufactured strictly in accordance with the standards, procedures, specifications, formulations and recipes from time to time reasonably established by Buyer. If at any time Buyer reasonably deems the quality of the Products to be below such standards, Buyer may so notify Seller in writing, and Seller will immediately bring such substandard Products up to the quality standards required by this Supply Agreement. Buyer's right to oversee the quality of the Products shall not in any way replace, supersede or substitute for the quality control required to be exercised by Seller hereunder. The exercise of any action of quality control by Buyer shall be for its sole and exclusive benefit. If at any time Seller adapts or modifies the Products in accordance with a request from Buyer, Seller will produce and manufacture such alternate or modified Products using the same quality control standards and procedures with respect to such Products as Seller is required to observe in the manufacture of the Products.

          (b)   Compliance with Law. Seller will manufacture the Products in compliance with all applicable federal, state and local laws or regulations to which Seller is subject, except that Seller shall not be liable to Buyer for any violation of any such laws or regulations if arising from the adherence by Seller to the instructions of Buyer.

          (c)   No Adulteration or Misbranding. The Products will not be adulterated or misbranded by Seller within the meaning of the United States Food, Drug and Cosmetic Act, as amended (including the Pesticide and Food Additive Amendments of 1958), or within the meaning of any state law, rule, regulation, ordinance or directive in which the definitions of adulteration or misbranding are substantially similar to such definitions appearing in the United States Food, Drug and Cosmetic Act, and shall not be an article that may not under any such act or law be introduced into interstate or intrastate commerce.

          (d)   No Mislabeling. The Products will not be mislabeled by Seller through no fault of Buyer.

          (e)   Handling. The Products will be handled in accordance with all Good Manufacturing Practices for human foods as specified in Title 21 of the Code of Federal Regulations of the United States of America.

          (f)    Disclaimer. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR ASSURANCES, EXPRESS OR IMPLIED,ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. No agent, employee, distributor, or representative of Seller has any authority to bind Seller to any affirmation, representation or warranty, except as stated herein.

        16.   Indemnification. Except to the extent caused by the negligent acts or omissions of Buyer, its Approved Distributors or its franchisees, or any of their respective officers, directors, employees or agents, Seller agrees to indemnify and hold Buyer and any of its licensees and franchisees, harmless from and against any and all demands, liabilities, damages, expenses, causes of action, suits, claims or judgments (including reasonable attorneys' fees) arising out of or in connection with (i) any damage to property, injuries, illness or loss of life which occur on account of, or in connection with the use or consumption of Products which were defective in condition, quality or purity as of Seller's delivery to Buyer, its Approved Distributors or its franchisees, whether such condition was discovered at the time of delivery or at a later date, and (ii) any default by Seller in the observation or performance of its covenants and agreements contained herein. Except to the extent caused by the negligent acts or omissions of Seller, its officers, directors, employees or agents, Buyer agrees to indemnify and hold Seller harmless from and against any and all demands, liabilities, damages, expenses, causes of actions, suits, claims or judgments (including reasonable attorneys' fees) arising out of or in connection with (i) the sale, distribution, handling, storage or misuse of the Products after delivery to Buyer or its Approved Distributors or franchisees except to the extent to which Buyer is indemnified by Seller under this Paragraph 16, (ii) any default by Buyer in the observance, payment or performance of is covenants and agreements contained herein, (iii) any proceeding brought by any lawful governmental authority against the Products or Seller on account of any alleged misbranding or mislabeling of the Products by or at the direction of Buyer, and (iv) any claim of infringement based upon Seller's use of any Buyer trademark, trade name, patent, Licensed Trade Secrets, copyright or any other similar right of Buyer under the terms and conditions of this Supply Agreement. Any amounts payable by one party to the other pursuant to this Paragraph 16 shall be limited to actual damages, and shall not include any amounts attributable to incidental or consequential damages.

        17.   Termination.

          (a)   Seller's Rights. Seller, at its option, shall have the right by notice to Buyer, in addition to any other remedy available at law, in equity or pursuant to this Supply Agreement (including but not limited to an injunction, specific performance and damages) to suspend or terminate Buyer's right to purchase, and Seller's obligation to supply Buyer with Products and any other future right of Buyer pursuant to this Supply Agreement upon the happening and during the continuance of any one or more of the following events:

            (i)    Buyer or an Approved Distributor fails to pay any amount owing to Seller hereunder within sixty (60) days from the date Buyer receives notice of a default hereunder;

            (ii)   Buyer defaults in the performance of any other term, covenant, agreement or condition of this agreement, and if within sixty (60) days after notice from Seller describing the specific activities constituting such default, Buyer shall fail to cure default, or if such default cannot be cured with the exercise of due diligence within said sixty (60) day period, shall fail thereafter to proceed to cure the same diligently and in good faith, and in any case, to cure such default within one hundred-twenty (120) days; or

            (iii)  Buyer is declared insolvent, bankrupt or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against Buyer under any provision of the Federal Bankruptcy Act or any amendment thereto.

          (b)   Buyer's Rights. Buyer, at its option, shall have the right by notice to Seller, in addition to any other remedy available by law, in equity or pursuant to this Supply Agreement (including but not limited to the right to an injunction, specific performance and damages) to terminate Buyer's obligation to purchase Products from Seller, and any other future right of Seller pursuant to this Supply Agreement, if (i) Seller defaults in the performance of any material term, covenant, agreement or condition of this Supply Agreement, and if within sixty (60) days after notice from Buyer describing the specific activities constituting such default, Seller shall fail to cure the default, or is such default cannot be cured with the exercise of due diligence within a sixty (60) day period, shall fail thereafter to proceed to cure the same diligently and in good faith, and in any case, to cure such default within one hundred-twenty (120) days; or (ii) Seller is declared insolvent, bankrupt or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against Seller under any provision of the Federal Bankruptcy Act or any amendment thereto.

          (c)   Remaining Obligations. The termination of this Supply Agreement by either party pursuant to this Paragraph 17 shall not relieve (i) either party of its obligations to pay all such sums owed to the other hereunder, (ii) Seller of its obligation of confidentiality under Paragraph 14, and (iii) either party of its respective obligations of indemnity contained herein.

        18.   Assignment. Seller may not assign its' rights or obligations hereunder without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed. Subject to the foregoing limitation, all the terms and provisions of this Supply Agreement shall be binding upon, and shall inure to the benefit of, the successors in interest or the assigns of the Seller with the same effect as is mentioned in each instance, or the party hereto is named or referred to, except that no assignment, transfer, pledge or mortgage in violation of the provisions of this Supply Agreement shall vest any rights in any assignee, transferee, pledge or mortgagee.

        19.   Taxes. Any duty, tax or other charge Buyer or Seller may be required to collect or pay, by reason of any federal, state, municipal or other law now in effect or hereinafter enacted with respect to the resale, storage or delivery of the Products, will be paid by Buyer or its Approved Distributor, as the case may be.

        20.   Relationship of the Parties. Nothing stated in this Supply Agreement shall be construed as creating the relationship of employer and employee, franchiser and franchisee, master and servant, principal and agent, partnership or joint venture between the parties. Seller and Buyer shall each be deemed an independent contractor at all times throughout the term of this Supply Agreement, and neither shall have the express or implied right or authority to assume or create any obligation on behalf of the other.

        21.   Miscellaneous.

          (a)   Force Majeure. Neither party shall be deemed to be in default under this Supply Agreement because of delays or inability to perform occasioned by war, civil disturbance, strikes, boycotts, lock-outs, shortages, transportation and communication problems, natural calamities such as fire, flood, earthquake, storm, acts of God, governmental regulations or actions, inability to obtain labor or materials from usual sources of supply, or other means beyond the parties' control (a "Force Majeure Event"). In case of a Force Majeure Event affecting production of Products by Seller, (i) deliveries of Products by Seller hereunder shall be allocated among Buyer and Setter's other customers on a fair and reasonable basis and (ii) Buyer's minimum annual purchase obligation under paragraph 1 shall be reduced, for each month (or fraction thereof) that such Force Majeure Event continues, by an amount that represents Buyer's monthly average purchases of Products during the proceeding twelve (12) months under this (or a predecessor) agreement.

          (b)   Headings. Headings in this Supply Agreement are included for convenience of reference only, and shall not constitute a part of this agreement for any other purpose.

          (c)   Notices. All notices provided by this Supply Agreement shall be in writing and shall be given by facsimile transmission, with the copy thereof mailed by first class mail, postage prepaid, or by personal delivery, by one party to the other, addressed to such other party at the applicable address set forth, or to such other address as may be given for such purpose by such other party by notice duly given hereunder. Notice shall be deemed properly given on the date of facsimile transmission or on the date of delivery, whichever applies.

        To Buyer:

      Mrs. Fields' Original Cookies, Inc.
      2855 East Cottonwood Parkway
      Suite 400
      Salt Lake City, UT 84121
      Attn: General Counsel
      Fax: (801) 736-5944

        To Seller:

      Countryside Baking Company, Inc.
      1711 Kettering
      Irvine, California 92614
      Attn:       Wilburn Smith, Corp. Atty.
      Fax:       949-493-5170

      with copies to:

          (d)   Applicable Law. This Supply Agreement shall be construed and enforced in accordance with, and governed by the laws of the State of Utah.

          (e)   Integration. This Supply Agreement represents the only agreement and understanding between the parties and their affiliates with respect to the subject matter hereof, and supersedes all prior negotiations, representations and agreements made by the parties and their affiliates with respect to the subject matter hereof. This Supply Agreement may be amended, supplemented or changed, and any provision hereof waived, only by a written instrument making specific reference to this Supply Agreement signed by the party against whom enforcement of any such amendment, supplement or change or waiver is sought. Waiver by either party of any breach of default hereunder by the other party shall not operate as a waiver of any other breach or default, whether similar to or different from the breach of default waived.

          (f)    Counterparts. This Supply Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same agreement, binding upon all parties thereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

          (g)   Severability. In the event any provision of this Supply Agreement is found to be unenforceable or invalid, such provision shall be severable from this Supply Agreement if it is capable of being identified with and apportioned to reciprocal consideration or to the extent it is a provision which is not essential and the absence of which would not have prevented the parties from entering into this Supply Agreement. The unenforceability or invalidity of a provision which has been performed shall not be grounds for invalidation of this Supply Agreement under circumstances in which the true controversy between the parties does not involve any such provision.

          (h)   Extension. This Supply Agreement may be extended beyond the term upon such terms and conditions as the parties shall agree upon in writing.

[Remainder of page intentionally left blank]

        If the foregoing accurately reflects our agreement, please so indicate by having the original of this Supply Agreement signed in the spaces provided below and returning it to me; a copy is enclosed for your files.

Very truly yours,
MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ LARRY A. HODGES
Its:
COUNTRYSIDE BAKING COMPANY, INC.
By:	/s/ KENT HAYDEN
Its:	C.O.O.

Exhibit A

Countryside Baking Company Conversion Cost Per Pound

Mrs. Fields Original Frozen Dough

Food Service
SKU	PRODUCT DESCRIPTION	UNIT WT {g}	units/cs	2003 Conversion Cost Per Lb.	2004 Conversion Cost Per Lb.	2005 Conversion Cost Per Lb.	2006 Conversion Cost Per Lb.
3050	Semi-sweet without Nuts	53	144
3052	Milk Chocolate without Nuts	53	144
3060	Butter Cookies	53	144	C	C	C	C
3061	Semi Walnut Cookie	53	144
3062	White Chocolate macadamia	53	144
3063	Coconut Macadamia	53	144
3064	Triple Chocolate	53	144
3065	Oatmeal Raisin Walnut	53	144	O	O	O	O
3066	Oatmeal Raisin Cookie	53	144
3069	Mil Chocolate Walnut	53	144
3075	Peanut Butter Cookie	53	144
3091	Milk Macadamia	53	144
3093	Peanut Butter milk Chocolate	53	144
3097	Oatmeal Chocolate Chip	53	144	N	N	N	N
6350	Semi-sweet without Nuts	71	120
6352	Milk Chocolate without Nuts	71	120
6354	Butter Toffee	71	120
6355	Deco SWO	71	120
6356	Deco MWO	71	120	F	F	F	F
6358	Pumpkin Harvest	71	120
6360	Butter Cookie	71	120
6361	Semi Walnut Cookie	71	120
6362	'White Chunk Macadamia	71	120
6363	Coconut Macadamia	71	120
6364	Triple Chocolate	71	120	I	I	I	I
6365	Oatmeal Raisin Walnut	71	120
6366	Cranberry White Chunk	71	120
6367	Egg Nog Flavor Cookie	71	120
6369	Milk Chocolate Walnut	71	120
6375	Peanut Butter Cookie	71	120	D	D	D	D
6379	Chewy Fudge Cookie	71	120
6391	Milk Macadamia	71	120
6392	Semi Chunk Pecan	71	120
6393	Peanut Butter Milk Chocolate	71	120
6397	Oatmeal Chocolate Chip	71	120	E	E	E	E
6430	Stokabunga	132	48
6450	Jumbo SWO	132	48
65650	Semi-Sweet without Nibbler	13.25	500
6652	Milk Chocolate without Nibbler	13.25	500
6660	Butter Nibbler	13.25	500
6662	White Chunk Nibbler	13.25	500	N	N	N	N
6664	Triple Chocolate Nibbler	13.25	500
6665	Oatmeal Raisin Nibbler	13.25	500
6669	Milk Walnut Nibbler	13.25	500
6675	Peanut Butter Nibbler	13.25	600
6680	SWO Nibbler	13.25	600
6683	Deb Nibbler	13.25	600	T	T	T	T
6684	Peanut Butter Nibbler	13.25	600
6686	Triple Chocolate Nibbler	13.25	600
7447	Butter Dough Sheet	953.4	12
64101	CF Chocolate Chip	65	120
64102	CF Chocolate Chip Pecan	65	120	I	I	I	I
64105	CF Sugar Butter	65	120
64106	OCC Peanut Butter	65	120
64107	OCC Oatmeal Raisin	65	120
64114	OCC Double Chocolate	65	120
64119	OCC Gingersnaps	65	120
64122	OCC Oatmeal Butterschotch	65	120	A	A	A	A
64201	BS Chocolate Chip	14.37	540
64202	BS Chocolate Chip Pecan	14.37	540
64206	BS Peanut Butter	14.37	540
64207	BS Oatmeal Raisin	14.37	540
64214	BS Double Chocolate	14.37	540
64223	BS M&M Sugar Cookie	14.37	540	L2	L3	L4	L5
64275	BS Sugar Butter	14.37	540
64301	OCC Jumbo Chocolate Chip	132	48

(2)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

(3)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

(4)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

(5)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

Food Service
SKU	PRODUCT DESCRIPTION	UNIT WT {g}	units/cs	2003 Conversion Cost Per Lb.	2004 Conversion Cost Per Lb.	2005 Conversion Cost Per Lb.	2006 Conversion Cost Per Lb.
International Frzn Cookie Dough
7050	Semi-sweet without Nuts	35	220
7051	White Chip Cookie	35	220	C	C	C	C
7052	Milk Chocolate without Nuts	35	220
7054	Butter Toffee	35	220
7060	Butter Cookie	24	110
7062	White Chunk Macadamia	35	220
7063	Coconut Macadamia	35	220	O	O	O	O
7064	Triple Chocolate	35	220
7075	Peanut Butter Cookie	35	220
7079	Chewy Fudge Cookie	35	220
7091	Milk Chocolate Macadamia	35	220
7092	Semi Chunk Pecan	35	220	N	N	N	N
7091	Milk Chocolate Cashew	35	220
Retail: Grocery/Club
20101	MFS SS Retail Pack	36.855	12
20103	MFS SS Walnut Retail Pack	36.855	12	F	F	F	F
20104	MFC White Chunk Retail	36.855	12
20105	MFC Oatmeal Raisin	36.855	12
20106	MFC Triple Choc. Retail	36.855	12
20205	MFC 3#8 MSWT Choc. Chip
20207	MFC 4# 6 SWO Choc. Chip			I	I	I	I
NEW	MFC 3# Variety Nibbler	13.25	136
Muffin & Brownie Batter
1560	Bran Muffin Batter	5	4
1561	Orange Muffin Batter	5	4	D	D	D	D
1563	Corn Muffin Batter	5	4
1564	Plain Muffin Batter	5	4
1566	Banana Nut Muffin Batter	5	4
7030	Intl—Chocolate Muffin	5	4
2910	Double Fudge Brownie	5.95	4	E	E	E	E
2911	Walnut Fudge Brownie	5.95	4
2912	Pecan Fudge Brownie	5.95	4
2913	Macadamia Fudge Brownie	5.95	4
7010	Intl—Cahse Fudge Brownie	5.95	4
2929	Carrot Cake Batter	5.95	4	N	N	N	N
7753	Cream Cheese Filling	5.95	4
2915	Pecan Pie Brownie	5.25	4
Toppings
1553	Peanut Butter Filing	6.7	4	T	T	T	T
7751	Maple Topping	20	1
7750	Almond Paste	20	1
7754	Streusel	20	1
Additional Bulk Items				I	I	I	I
33332	Red Raspberries	bulk	bulk
33333	Macadamia Nuts	bulk	bulk
33334	Large Blueberries	bulk	bulk
33335	MFC Semi-sweet Choc. Chips	bulk	bulk	A	A	A	A
33336	MFC Milk Chocolate Chips	bulk	bulk
33337	Diamond Walnuts	bulk	bulk
33338	Navarro Pecans	bulk	bulk
33339	MFC White Drops	bulk	bulk	L2	L3	L4	L5

(2)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

(3)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

(4)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

(5)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

Exhibit B

Mrs. Fields Famous Brands
Ingredient Costs
FOB Manufacture And
Delivered To Countryside Baking Irvine CA

Ingredients	FOB	Delivered
C	C	C
O	O	O
N	N	N
F	F	F
I	I	I
D	D	D
E	E	E
N	N	N
T	T	T
I	I	I
A	A	A
L6	L7	L8

(6)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

(7)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

(8)
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

QuickLinks

  Exhibit 10.49
SUPPLY AGREEMENT
Exhibit A
Exhibit B